                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                 By and Between

                                NEW FOCUS, INC.,

                                on the one hand,

                                       and

                               INTEL CORPORATION,

                                on the other hand






                               Dated May 23, 2002

                                TABLE OF CONTENTS

ARTICLE I       DEFINITIONS ...............................................    1

        1.1     Definitions ...............................................    1

        1.2     Index of Other Defined Terms ..............................    7

ARTICLE II      PURCHASE AND SALE .........................................    9

        2.1     Purchased Assets ..........................................    9

        2.2     Excluded Assets ...........................................   10

        2.3     Assumption of Liabilities .................................   11

        2.4     Excluded Liabilities ......................................   11

        2.5     Assignment of Contracts and Rights ........................   12

        2.6     Purchase Price ............................................   12

        2.7     Closing ...................................................   12

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF SELLER ..................   13

        3.1     Existence and Good Standing ...............................   13

        3.2     Authorization and Enforceability ..........................   14

        3.3     Seller Approvals ..........................................   14

        3.4     Non-Contravention .........................................   14

        3.5     Undisclosed Liabilities; Financial Information ............   14

        3.6     Absence of Certain Changes ................................   15

        3.7     Tangible Personal Property ................................   15

        3.8     Litigation ................................................   16

        3.9     Material Contracts ........................................   16

        3.10    Permits ...................................................   17

        3.11    Compliance with Applicable Law ............................   17

        3.12    Employees; Employee Benefits ..............................   17

        3.13    Labor and Employment Matters ..............................   18

        3.14    Intellectual Property .....................................   18

        3.15    Insurance .................................................   26

        3.16    Tax Matters ...............................................   26

        3.17    Title to and Sufficiency of the Purchased Assets ..........   27

        3.18    Supplier and Foundry Relationships ........................   27

        3.19    Customers .................................................   27

        3.20    Inventory .................................................   28

        3.21    Product Warranties ........................................   28

        3.22    Advisory Fees .............................................   28

        3.23    Full Disclosure ...........................................   28

        3.24    Substantially All Assets ..................................   28

        3.25    Photonetics Litigation ....................................   28

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PURCHASER ...............   28

        4.1     Existence and Good Standing ...............................   28

        4.2     Authorization and Enforceability ..........................   28

        4.3     Governmental or Other Authorization .......................   29

        4.4     Non-Contravention .........................................   29

        4.5     Advisory Fees .............................................   29

ARTICLE V       COVENANTS OF SELLER .......................................   29

        5.1     Compliance with Terms of Required Seller Approvals ........   29

        5.2     Access to Information .....................................   29

        5.3     Retention of Books and Records ............................   30

        5.4     Delivery ..................................................   30

        5.5     Transfer of Purchased Assets ..............................   30

        5.6     Nonsolicitation ...........................................   30

ARTICLE VI      COVENANTS OF PURCHASER ....................................   31

        6.1     Compliance with Terms of Governmental Approvals and
                Consents ..................................................   31

        6.2     Employees and Offers of Employment ........................   31

        6.3     Nonsolicitation ...........................................   33

ARTICLE VII     COVENANTS OF ALL PARTIES ..................................   33

        7.1     Further Assurances ........................................   33

        7.2     Public Announcements ......................................   33

        7.3     Tax Matters ...............................................   34

        7.4     Allocation of Purchase Price ..............................   35

        7.5     Confidentiality ...........................................   35

ARTICLE VIII    CONDITIONS TO CLOSING .....................................   36

        8.1     Conditions to Obligations of Purchaser and Purchaser ......   36

        8.2     Conditions to Obligations of Seller .......................   37

ARTICLE IX      INDEMNIFICATION ...........................................   38

        9.1     Agreement to Indemnify ....................................   38

        9.2     Survival; Limits on Indemnification .......................   38

        9.3     Escrow ....................................................   39

        9.4     Claims for Indemnification ................................   39

        9.5     Defense of Claims .........................................   40

        9.6     Photonetics Warranty ......................................   41

ARTICLE X       MISCELLANEOUS .............................................   41

        10.1    Notices ...................................................   41

        10.2    Amendments; Waivers; Cumulative Remedies ..................   42

        10.3    Expenses ..................................................   43

        10.4    Successors and Assigns ....................................   43

        10.5    Governing Law .............................................   43

        10.6    Counterparts; Effectiveness ...............................   43

        10.7    Entire Agreement ..........................................   43

        10.8    Captions ..................................................   43

        10.9    Severability ..............................................   43

        10.10   Construction ..............................................   44

        10.11   Dispute Resolution ........................................   44

        10.12   Submission to Jurisdiction; Waiver of Jury Trial ..........   44

        10.13   Meaning of Include and Including ..........................   45

        10.14   Third Party Beneficiaries .................................   45

                            ASSET PURCHASE AGREEMENT
                            ------------------------

        THIS ASSET PURCHASE AGREEMENT, dated as of May 23, 2002 (the "Agreement"), is by and between New Focus, Inc., a Delaware corporation ("Seller"), and Intel Corporation, a Delaware corporation ("Purchaser"). All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

                              W I T N E S S E T H:

        WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller certain of Seller's assets;

        WHEREAS, Purchaser desires to license from Seller, and Seller desires to license to Purchaser, certain Intellectual Property Rights not included in the Purchased Assets;

        WHEREAS, Seller desires to license from Purchaser, and Purchaser desires to license to Seller, certain Intellectual Property Rights relating to the Purchased Assets;

        WHEREAS, as an inducement for Purchaser to enter into this Agreement, certain of the Designated Employees have orally accepted contingent offers of employment extended by Purchaser prior to the Closing Date, to be effective upon the Closing Date;

        WHEREAS, Purchaser and Seller are entering into certain ancillary agreements simultaneously with the closing of the transactions contemplated hereby; and

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        1.1     Definitions. The following terms, as used herein, have the
                -----------
following meanings:

        "Acquisition Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Transition Services Agreement, the OEM and Supply Agreement, the Noncompetition Agreement, the Escrow Agreement, the Patent Assignments and any other document or agreement executed in connection with any of the foregoing, together with any Exhibits and Schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time. Notwithstanding the foregoing, for the purposes of
Article IX, the definition of "Acquisition Document" shall not include the License Agreement, the Noncompetition Agreement, the OEM and Supply Agreement or the Transition Services Agreement.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

        "Applicable Law" means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

        "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement entered into by Purchaser and Seller on the Closing Date.

        "Associate" or "Associated With" means, when used to indicate a relationship with any Person, (a) any other Person of which such first Person is an officer, director, employee or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, partnership or membership interests or other comparable ownership interests issued by such other Person, (b) any trust or other estate in which such first Person has a ten percent (10%) or more beneficial interest or as to which such first Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such first Person who has the same home as such first Person.

        "Benefit Arrangement" means any arrangement for the provision of benefits or compensation to Business Employees that is not an Employee Benefit Plan, including (i) employment, consulting or change of control agreements, (ii) arrangements providing for fringe benefits (including automobile assistance and subsidized automobile leases), insurance coverage or workers' compensation benefits, (iii) bonus, incentive, deferred bonus, incentive or performance pay arrangements, (iv) arrangements providing any termination allowance, severance or similar benefits, (v) equity compensation plans, (vi) deferred compensation plans, (vii) compensation policies and (viii) vacation policies.

        "Bill of Sale" means those certain Bills of Sale entered into by Purchaser and Seller on the Closing Date.

        "Books and Records" means with respect to the Business or the Purchased Assets, all files, documents, instruments, papers, books and records, whether in written or electronic form, material to or solely relating to the Business or the Purchased Assets, including budgets, pricing guidelines, ledgers, journals, customer and marketing materials and information, product data sheets, performance benchmark reports, customer account histories and profiles, sales training and presentation materials, customer support materials, support bulletins, vendor lists, contracts, licenses, customer lists, permits, computer files and programs, retrieval programs, operating data and plans, projections and forecasts.

        "Business" means the development of the Products to their current state as of the Closing Date, including processes, Software, algorithms and specifications used in the development, manufacture and testing of the Products.

        "Business Day" means each day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

        "Business Employee" means an employee of or consultant to Seller a majority of whose responsibilities relate to the Purchased Assets or the Business.

        "Closing Date" means the date of this Agreement.

        "Coating" means the process developed by Seller for depositing thin films on diode chips.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contracts" means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party or is otherwise bound.

        "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages (whether direct, indirect or, except as provided in Section 9.3, consequential), deficiencies, costs, expenses, Liabilities, judgments, settlements, awards, fines, response costs, sanctions, Taxes, penalties, charges and amounts paid in settlement, including (a) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, plus two percent (2%), compounded quarterly, from the date each such cash disbursement is made until the date the Person incurring such cash disbursement shall have been indemnified in respect thereof and (b) reasonable out-of-pocket costs, fees and expenses (including costs, fees and expenses of attorneys, accountants and auditors and other agents of, or other Persons retained by, such Person).

        "Designated Employees" means the persons identified on Schedule 1.1(a).

        "Employee Benefit Plan" means a Pension Plan or a Welfare Plan.

        "Environmental Law" means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to:
(a) "Releases" (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material into the environment, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of a Hazardous Substance, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment, including the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act and the Toxic Substances Control Act ("TSCA").

        "Environmental Liabilities" means all Liabilities of Seller (whether such Liabilities are owed to Governmental Authorities, third Persons or otherwise) relating to violations, acts or conditions as follows: (a) attributable to any failure of Seller to comply with any Environmental Law, (b) attributable to environmental contamination by Seller or any other Person on any property on which Seller operates or operated or conducts or conducted business or (c) arising out of contamination by materials disposed of at any location by or for Seller.

        "Equipment" means all machinery, equipment, furniture, office equipment, communications equipment, computer equipment, vehicles, spare and replacement parts, fuel and other tangible personal property (and interests in any of the foregoing).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Escrow Agreement" means the Escrow Agreement entered into by Purchaser and Seller on the Closing Date.

        "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

        "Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

        "Governmental Authority" means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

        "Hazardous Material" or "Hazardous Substance" means any substance or material, respectively, (a) the presence of which requires investigation or remediation under any Environmental Law, (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law, (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Purchased Assets, (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos or (e) as such term is defined in any indemnification provision in any Contract.

        "Indemnifying Party" means (a) with respect to any Purchaser Indemnitee asserting a claim under Article IX of this Agreement, Seller and (b) with respect to any Seller Indemnitee asserting a claim under this Agreement, Purchaser.

        "Indemnitee(s)" means (a) with respect to any Seller Indemnitee asserting a claim under Article IX of this Agreement, such Seller Indemnitee(s) and (b) with respect to any Purchaser Indemnitee asserting a claim under this Agreement, such Purchaser Indemnitee(s).

        "IRS" means the Internal Revenue Service.

        "Knowledge" means, with respect to any Person, the actual knowledge of such Person, after reasonable inquiry. For purposes hereof, a Person shall be deemed to have actual knowledge of the contents of all Books and Records with respect to which such Person has reasonable access. Without limiting the generality of the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of all directors, officers, partners, members and employees of any such Person, except that with respect to Seller, actual knowledge shall be deemed to include the actual knowledge of all directors, officers and Business Employees of Seller.

        "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "License Agreement" means that certain License Agreement executed by Seller and Purchaser on the Closing Date.

        "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse or prior claim, levy, charge, easement, rights of way, covenants, restrictions, rights of first refusal, encroachments, options or encumbrances of any kind, or any defects in title, conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

        "Material Adverse Effect" means, with respect to any Person or business, any circumstance of, change in, or effect on, or group of such circumstances of, changes in or effects on, the operations, financial condition, earnings, or results of operations, assets or Liabilities of the Person or business, that results in or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in, the operations, financial condition, earnings, results of operations, assets or Liabilities of such Person or business.

        "Noncompetition Agreement" means that certain Noncompetition Agreement entered into by Purchaser and Seller on the Closing Date.

        "OEM and Supply Agreement" means the product sales agreement executed by Seller and Purchaser on the Closing Date.

        "Patent Assignments" means those certain Assignments executed by Seller in favor of Purchaser on the Closing Date.

        "Pension Plan" means any employee pension plan as defined in Section 3(2) of ERISA covering Business Employees.

        "Person" means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

        "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning as of the Closing.

        "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending as of the Closing.

        "Products" means the tunable lasers being developed by or for Seller for use in or as Datacom Products or Telecom Products (as such terms are defined in the License Agreement) including the products internally referred to by Seller as P1.0, P1.5, P1.8 and P2.0, and including any parts and components thereof.

        "Reference Rate" means the per annum rate of interest publicly announced from time to time by Citibank, N.A., as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Reliability Testing" means the testing of devices to measure and assess reliability of product design and development, qualification of products for customers or to industry standards, failure analysis and quality assurance; provided that "Reliability Testing" does not include any reliability testing data related to the Products and the associated procedures and documentation.

        "Taxes" means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term "Tax" means any one of the foregoing Taxes.

        "Tax Returns" means all returns, declarations, reports, statements, information statement, forms or other documents filed or required to be filed with respect to any Tax.

        "Tort Claim" means any claim, on any grounds or basis, under any statute or common law, for personal injury, wrongful death, defamation, misrepresentation, property damage, product liability, wrongful interference with economic interests or other tortious conduct of a Person (whether or not Liability is predicated on negligence, intentional or reckless conduct, breach of contract or strict liability).

        "Transition Services Agreement" means that certain Transition Services Agreement entered into by Purchaser and Seller on the Closing Date.

        "Welfare Plan" means any employee welfare benefit plan as defined in
Section 3(1) of ERISA for Business Employees.

        1.2     Index of Other Defined Terms. In addition to these terms defined
                ----------------------------
above, the following terms shall have the respective meanings given thereto in the sections indicated below:

        Defined Term                                    Section            Page

        Agreement ....................................  Preamble,            1
        Assumed Contracts ............................  2.1(f),              9
        Assumed Liabilities ..........................  2.3,                11
        bulk sales ...................................  8.1(d),             36
        CERCLA .......................................  1.1,                 3
        Closing ......................................  2.7,                12
        CNDA .........................................  5.2,                30
        Contaminant ..................................  3.14(n),            25
        Copyrights ...................................  3.14(a),            19
        Delivery Protocol ............................  2.7(a),             13
        Development Environments .....................  3.14(a),            18
        Disabling Code ...............................  3.14(n),            25
        Escrow .......................................  2.6,                12
        Escrow Agent .................................  2.6,                12
        Escrow Amount ................................  2.6,                12
        Excluded Assets ..............................  2.2,                10
        Excluded Copyrights ..........................  2.2(h),             10
        Excluded Intellectual Property Rights ........  2.2(e),             10
        Excluded Liabilities .........................  2.4,                11
        Excluded Licensed Software ...................  2.2(i),             10
        Excluded Marks ...............................  2.2(g),             10
        Excluded Patents .............................  2.2(f),             10
        Excluded Trade Secrets .......................  2.2(h),             10
        Indemnification Cap ..........................  9.2(b),             39
        Indemnification Threshold ....................  9.2(b),             39
        Intellectual Property Assets .................  3.14(a),            19
        Intellectual Property Rights .................  3.14(a),            18
        Inventory ....................................  2.1(c),              9
        IRMP .........................................  6.2(c)(iv),         31
        Licensed Software ............................  3.14(f),            22
        Licensed Technology Agreements ...............  3.14(h),            23
        Marks ........................................  3.14(a),            18
        Material Contracts ...........................  3.9(a),             16
        Offered Patents ..............................  3.14(c),            19
        Offered Software .............................  3.14(f),            22
        Offered Trade Secrets ........................  3.14(a),            19
        Optical Products Division ....................  6.3(a),             33
        Owned Copyrights/Maskworks ...................  3.14(d),            21
        Owned Tangible Personal Property .............  3.7(a),             15
        Patents ......................................  3.14(a),            18
        Permits ......................................  3.10,               17
        Personal Property Leases .....................  3.7(b),             15
        Photonetics Warranty .........................  9.2(b),             38

        Proceedings ..................................  3.8,                16
        Purchase Price ...............................  2.6,                12
        Purchased Assets .............................  2.1,                 9
        Purchaser Indemnitees ........................  9.1(a),             38
        Purchaser ....................................  Preamble,            1
        RCRA .........................................  1.1,                 3
        Registered Copyrights ........................  3.14(d),            21
        Releases .....................................  1.1,                 3
        Required Purchaser Approvals .................  4.3,                29
        Required Seller Approvals ....................  3.3,                14
        safe harbor lease ............................  3.16(g),            27
        Sales Tax ....................................  7.4(e),             35
        Seller Employees .............................  6.3(a),             33
        Seller Indemnitees ...........................  9.1(b),             38
        Seller .......................................  Preamble,            1
        SERMA ........................................  6.2(b)(iii),        31
        SERP .........................................  6.2(b)(ii),         31
        Service Credit ...............................  6.2(b),             31
        Software .....................................  3.14(a),            19
        Supply Contracts .............................  3.18,               27
        Systems ......................................  3.14(n),            25
        Tangible Personal Property ...................  3.7(b),             15
        tax exempt use property ......................  3.16(g),            27
        Technology Exploitation Agreements ...........  3.14(i),            24
        Trade Secrets ................................  3.14(a),            19
        Transferred Employee .........................  6.2(b),             31
        TSCA .........................................  1.1,                 3
        Uncapped Claims ..............................  9.2(b),             39

                                   ARTICLE II

                                PURCHASE AND SALE

        2.1 Purchased Assets. Upon the terms and subject to the conditions of
            ----------------
this Agreement, effective at the Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver to Purchaser, free and clear of all Liens, all of Seller's right, title and interest in, to and under the assets described in this Section 2.1 and the Schedules hereto (collectively, the "Purchased Assets"), including the following:

                (a) all of the fixed and other tangible personal property used on or prior to the Closing Date in connection with the Business, including all computing, laboratory and other capital assets used on or prior to the Closing Date in the design and development of the Intellectual Property Rights and the Products and all Equipment described on Schedule 2.1(a), except tangible personal property listed on Schedule 2.2(a);

                (b) the Intellectual Property Assets (including all of Seller's rights, claims, credits, causes of action or rights of set-off against third Persons relating to any of the Intellectual Property Assets), including all of the Intellectual Property Rights listed on Schedule 2.1(b);

                (c) All items of inventory ("Inventory") listed on Schedule 2.1(c);

                (d) all design, development and testing tools listed on Schedule 2.1(d);

                (e) all tangible embodiments of the Intellectual Property Assets, and copies of all tangible embodiments of Intellectual Property Rights relating to Coating, including all documentation, specifications and other information relating to technical or engineering know-how of the Business, the Products or Coating, including reliability testing data and associated procedures and documentation;

                (f) subject to Section 2.5, all Contracts listed on Schedule 2.1(f) (the "Assumed Contracts");

                (g) all Permits that are legally capable of being transferred and are solely related to the Purchased Assets or the Business, including, the Permits listed on Schedule 2.1(g);

                (h) All prepaid expenses, credits, deposits (other than deposits of cash with banks or other financial institutions), claims, prepayments, refunds (other than Tax refunds relating to the Pre-Closing Tax Period), rebates and other similar amounts listed on Schedule 2.1(h);

                (i) the originals or true copies of all Books and Records;

                (j) all rights of Seller under express or implied warranties from third parties who supplied Seller with any of the Purchased Assets; and

                (k) all goodwill associated with the Purchased Assets.

        2.2 Excluded Assets. Notwithstanding Section 2.1, Purchaser and Seller
            ---------------
expressly understand and agree that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

                (a) the tangible personal property used on or prior to the Closing Date in connection with the Business listed or described on
        Schedule 2.2(a) and the Equipment solely relating to Reliability
        Testing;

                (b) all assets, tangible or intangible, real or personal, that are not used by Seller in connection with the Business or the Products;

                (c) all Contracts that are not Assumed Contracts;

                (d) the minute books, stock ledgers, accounting records, Tax Returns, financial statements and work papers and letters from accountants and auditors of Seller, provided that, pursuant to Sections
        5.2 and 7.3(b), Purchaser shall have access to and be provided with copies of the documents and records relating to the Business or Purchased Assets described in Section 5.2 and 7.3(b);

                (e) any Intellectual Property Rights related directly to Seller's businesses other than the Business or the Products (the "Excluded Intellectual Property Rights"), and all tangible embodiments of the Excluded Intellectual Property Rights;

                (f) the Patents listed on Schedule 2.2(f) (the "Excluded Patents");

                (g) the Mark "New Focus" and any variant or combination thereof ("Excluded Marks");

                (h) the Copyrights (the "Excluded Copyrights") and know-how (the "Excluded Trade Secrets") used by Seller in connection with Coating and Reliability Testing, and the originals of all tangible embodiments thereof;

                (i) the Licensed Software listed on Schedule 2.2(i) ("Excluded Licensed Software");

                (j) all cash and cash equivalents of Seller on hand and in banks and other financial institutions on the Closing Date;

                (k) all Employee Benefit Plans and Benefit Arrangements;

                (l) all claims and causes of action related to the Business (whether or not asserted by Seller), other than claims and causes of action relating to Intellectual Property Assets, to the extent such rights arise out of facts, events or circumstances occurring prior to Closing;

                (m) all insurance contracts in effect as of the date of this Agreement insuring the Purchased Assets and all insurance proceeds in respect of the Excluded Assets; and

                (n) all leasehold or ownership interests in real property or any improvements thereon.

        2.3 Assumption of Liabilities. Subject to Section 2.5, upon the terms
            -------------------------
and subject to the conditions of this Agreement, effective at the Closing, Purchaser agrees to assume only the Liabilities under the Assumed Contracts first arising out of such Assumed Contracts after the Closing Date and Liabilities arising out of Purchaser's ownership of the Purchased Assets, but only to the extent such Liabilities arise out of facts, events or circumstances occurring after the Closing Date (the "Assumed Liabilities"). All other Liabilities shall be Excluded Liabilities.

        2.4 Excluded Liabilities. Notwithstanding any other provision of this
            --------------------
Agreement to the contrary, other than the Assumed Liabilities, the Purchaser shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold Purchaser harmless for, all of the debts, expenses, contracts, agreements, commitments, obligations and other Liabilities of any nature whatsoever of Seller, the Business or the Purchased Assets (the "Excluded Liabilities"), whether known or unknown, accrued or not accrued, fixed or contingent, including the following:

                (a) all Liabilities under Contracts, other than those first arising under the Assumed Contracts after the Closing Date;

                (b) except as otherwise provided in Section 7.3, any Liability for Taxes attributable to or imposed upon Seller or any Affiliates of Seller (other than Liabilities for Taxes attributable to the ownership or use of the Purchased Assets in the Post-Closing Tax Period), or attributable to or imposed upon the Business or the Purchased Assets for the Pre-Closing Tax Period;

                (c) any Liability for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any Affiliates of Seller;

                (d) all claims against Seller or any Affiliates of Seller, or any other Liabilities of any kind or nature whatsoever relating to the Business or the Purchased Assets, arising out of facts, events or circumstances occurring prior to the Closing, regardless of whether such claim or Liability shall arise or become known before, on or after the Closing, including any Liability pursuant to pending or threatened litigation relating to the Purchased Assets or the Business, any Liabilities relating to inter-company or trade payables or any Liabilities related to Products produced, delivered or sold on or prior to the Closing;

                (e) any Liability of Seller attributable to any Employee Benefit Plan or Benefit Arrangement maintained by Seller or any Affiliates of Seller;

                (f) any Liability for wages or salary or for making payments of any kind (including as a result of this sale of Purchased Assets or as a result of the termination by

        Seller of employment of employees of Seller, or other claims arising out of the terms and conditions of employment with Seller, or for vacation, bonus, severance pay, retirement, stock options, automobile assistance or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;

                (g) all Environmental Liabilities;

                (h) all Liabilities relating to the Excluded Assets; and

                (i) any Liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby, except as provided in Section 7.3(d).

        2.5 Assignment of Contracts and Rights. Anything in this Agreement or
            ----------------------------------
any other Acquisition Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. Seller shall use its best efforts, whether before or after the Closing Date, to obtain the consent of the appropriate Persons for the assignment thereof to Purchaser as Purchaser may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Purchaser would not receive all such rights, Seller and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all rights of Seller against a third Person thereto. Seller shall promptly pay to Purchaser when received all monies received by Seller in respect of any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Seller shall be responsible for any and all costs associated with obtaining such consents. To the extent the benefits therefrom and Liabilities thereunder have not been provided by alternative arrangements reasonably satisfactory to Purchaser, an adjustment in the Purchase Price paid by Purchaser for the Purchased Assets shall be made to reflect the lost benefits and Damages to Purchaser.

        2.6 Purchase Price. The aggregate purchase price payable by Purchaser to
            --------------
Seller for the Purchased Assets (the "Purchase Price") shall be Fifty Million Dollars ($50,000,000), payable in the manner set forth in Section 2.7(h). Notwithstanding the foregoing, $5,000,000 of the Purchase Price (the "Escrow Amount") shall be deposited in escrow (the "Escrow") with Citibank, N.A. (the "Escrow Agent") to secure any obligations of Seller pursuant to Article IX.

        2.7 Closing. The closing of the purchase and sale of the Purchased
            -------
Assets hereunder (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1530 Page Mill Road, Palo Alto, California, 94304 on the date of this Agreement. At the Closing:

                (a) Seller shall deliver to Purchaser the Patent Assignments and such other endorsements, consents, assignment, instruments of conveyance and transfer documents (including the Bill of Sale and the Assignment and Assumption Agreement) as Purchaser may reasonably request to vest in Purchaser all right, title and interest in, to and under the Purchased Assets. Simultaneously with the consummation of the transactions contemplated hereby, Seller, through its officers, agents and employees, will put Purchaser into full possession and enjoyment of all tangible Purchased Assets on location at Seller's facility. Seller shall clearly mark all tangible Purchased Assets so that they can be identified by Purchaser's packers. Purchaser shall be responsible for packing, crating and shipping the tangible Purchased Assets from Seller's facility. Purchaser shall pay all packaging, shipping, handling and freight insurance costs for removal of tangible Purchased Assets from Seller's facility and shall bear any risk of loss in connection therewith after such tangible Purchased Assets leave Seller's facility. At the Closing, Seller shall commence delivery to Purchaser of those intangible Purchased Assets identified by Purchaser to be delivered to a place directed by Purchaser in its sole discretion by remote telecommunications or such delivery protocol established by Purchaser and Seller jointly prior to Closing with respect to such Purchased Assets (the "Delivery Protocol") Seller shall use its best efforts to comply with the Delivery Protocol;

                (b) Seller and Purchaser shall execute and deliver the License Agreement;

                (c) Seller and Purchaser shall execute and deliver the OEM and Supply Agreement;

                (d) Seller and Purchaser shall execute and deliver the Transition Services Agreement;

                (e) Seller and Purchaser shall execute and deliver the Escrow Agreement;

                (f) Seller and Purchaser shall execute and deliver the Noncompetition Agreement;

                (g) Seller and Purchaser shall deliver documents required pursuant to Article VIII; and

                (h) Purchaser shall pay to Seller the Purchase Price, less the Escrow Amount, in cash in U.S. dollars by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchaser as follows:

        3.1 Existence and Good Standing. Seller is a corporation duly organized,
            ---------------------------
validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted and to own and operate its business and the Purchased Assets as currently owned and operated by it. Seller is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the Purchased Assets are owned, leased or operated by it or the nature of the Business requires Seller to qualify to transact business as a foreign corporation, other than such jurisdictions where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Seller. Seller has heretofore delivered to Purchaser complete and correct copies of its certificate of incorporation and bylaws as currently in effect. Seller is not in breach, default or violation (and no event has occurred that with notice or lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its certificate of incorporation or bylaws.

        3.2 Authorization and Enforceability. Seller has all necessary corporate
            --------------------------------
power and authority to execute deliver this Agreement and the other Acquisition Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including the approval of the board of directors of Seller. This Agreement and the other Acquisition Documents to which it is a party have been duly and validly executed and delivered by Seller. Assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by Purchaser, the Acquisition Documents will constitute the legal, valid and binding agreements of Seller, enforceable against Seller, in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity governing specific performance, injunctive relief or other equitable remedies.

        3.3 Seller Approvals. Except as set forth on Schedule 3.3, the execution
            ----------------
and delivery of this Agreement and the other Acquisition Documents, the consummation of the transactions contemplated hereby or thereby and the performance by Seller of its obligations hereunder and thereunder do not require any Governmental Approval from any Governmental Authority or any consent, waiver or approval or authorization of any third Person. The items set forth on
Schedule 3.3 are referred to collectively as the "Required Seller Approvals."

        3.4 Non-Contravention. Except as set forth on Schedule 3.4, the
            -----------------
execution, delivery and performance of this Agreement and the other Acquisition Documents by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Seller, (b) contravene or conflict with or constitute a violation of any material order, writ, injunction, decree, or any provision of any Applicable Law binding upon or applicable to any Purchased Asset or the Business, or (c) constitute a default under, give rise to any right of termination, cancellation, modification, or acceleration of, any Contract (including all Assumed Contracts) or Permit relating to the Business or by which Seller or any of the Purchased Assets may be bound or materially affected, or result in a loss of any material benefit to any of the Purchased Assets or the Business, or result in the creation or imposition of any Lien on any of the Purchased Assets.

        3.5 Undisclosed Liabilities; Financial Information. There are no
            ----------------------------------------------
Liabilities of Seller relating to any of the Purchased Assets other than (i) the Assumed Liabilities, and (ii) the Liabilities described on Schedule 3.5 hereto.

        3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6,
            --------------------------
since December 31, 2001, the Business has been conducted in the ordinary course consistent with past practice, and there has not been:

                (a) any event, occurrence, state of circumstances or facts or changes that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect on the Purchased Assets or the Business;

                (b) any (i) change in any Liabilities of Seller that has had, or that may be reasonably expected to have, a Material Adverse Effect on the Purchased Assets or the Business, or (ii) incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller in connection with any of the Purchased Assets or the Business;

                (c) any (i) payments by Seller in satisfaction of any Liabilities of Seller related to any of the Purchased Assets or the Business, other than in the ordinary course of business consistent with past practice, or (ii) creation, assumption or sufferance of (whether by action or omission) the existence of any Lien on any of the Purchased Assets;

                (d) any (i) capital expenditure commitment by Seller that is required to be paid in whole or in part, after the Closing Date, relating to the Purchased Assets or the Business in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate for additions to property, plant, equipment or intangible capital assets comprising Purchased Assets or related to the Business or (ii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of, any Purchased Asset, other than sales of Inventory consistent with past practice; and

                (e) any material damage, destruction or other casualty loss with respect to any Purchased Asset or the Business, whether or not covered by insurance.

        3.7 Tangible Personal Property.
            --------------------------

                (a) Schedule 3.7(a) sets forth a true, correct and complete list or description of all Equipment and all other tangible personal properties owned by Seller that are Purchased Assets (collectively the "Owned Tangible Personal Property"). Seller has good and marketable title to all Owned Tangible Personal Property, free and clear of any Liens of any kind or nature whatsoever, except as set forth on Schedule 3.7(a) hereto.

                (b) Schedule 3.7(b) hereto sets forth a true, correct and complete list or description of all Equipment and all other tangible personal properties leased by Seller that are Purchased Assets (the "Personal Property Leases", and, together with the Owned Tangible Personal Property, the "Tangible Personal Property"), together with a brief description of the property leased. Seller has made available to Purchaser complete and correct copies of each Personal Property Lease (and any amendments thereto) listed on Schedule 3.7(b). Except as set forth on Schedule 3.7(b): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither Seller nor, to the Knowledge of Seller, any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Seller or, to the Knowledge of Seller, any other party under such lease; and (iii) there are no disputes or disagreements between Seller and any other party with respect to any such lease.

                (c) All items of Tangible Personal Property currently owned or used by Seller in the Business are in good operating condition and repair, subject to ordinary wear and maintenance, are physically located at or about Seller's place of business and are owned outright by Seller or validly leased. The owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the Business as currently conducted, other than the tangible personal property listed on Schedule 2.2(a). None of the Tangible Personal Property is subject to any agreement, arrangement or understanding for its use by any Person other than Seller, except as set forth on Schedule 3.7(b) with respect to the Personal Property Leases. The maintenance and operation of the Tangible Personal Property complies in all material respects with all Applicable Law. Except as set forth on Schedule 3.7(c), no item of Tangible Personal Property owned or used by Seller is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind. As to each item of Tangible Personal Property subject to any such agreement or arrangement, Schedule 3.7(c) sets forth a brief description of the property in question and the amount and repayment terms of the underlying obligation.

                (d) Except as set forth in Schedule 3.7(d), there are no gasses or other Hazardous Materials used in or with any Tangible Personal Property.

        3.8 Litigation. Except as set forth on Schedule 3.8, there are no
            ----------
actions, suits, claims, charges, hearings, arbitrations, audits, proceedings (public or private) or investigations (collectively, "Proceedings") that have been brought or initiated by or against any Governmental Authority or any other Person, or are pending or, to the Knowledge of Seller, threatened (a) by or against Seller relating to any of the Purchased Assets or the Business, or (b) that seeks or would reasonably be expected to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents. There are no existing orders, writs, judgments or decrees of any Governmental Authority relating to any of the Purchased Assets or the Business that could hinder or prevent the use of the Purchased Assets or the operation of the Business by Purchaser following the Closing.

        3.9     Material Contracts.
                ------------------

                (a) Schedule 3.9(a) sets forth a complete list of all Contracts that are material to the Business (collectively, with the Personal Property Leases, the "Material Contracts"), including (i) each Contract that requires payment by or to Seller in respect of any of the Purchased Assets or the Business, (ii) all Contracts in respect of the Purchased Assets relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any Purchased Asset), (iii) all partnership, joint venture or other similar Contracts, arrangements or agreements, relating to the Purchased Assets, (iv) each license of Intellectual Property Assets by or to Seller and (v) all other Contracts relating to any of the Purchased Assets where the loss of any such Contract or group of such Contracts, or a default under any such Contract or group of such Contracts, could be reasonably expected to be material to the Purchased Assets or the Business.

                (b) Each Material Contract is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other Person who is a party thereto, enforceable against Seller and, to the Knowledge of Seller, each such Person in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity governing specific performance, injunctive relief or other equitable remedies. Neither Seller nor, to the Knowledge of Seller, any other party thereto is in breach, default or violation (and no event has occurred that with notice or lapse of time or both would constitute a breach, default or violation) under any Material Contract.

                (c) Schedule 3.9(c) sets forth a list (by name, address and contact) of Seller's five (5) most material suppliers to the Business (both external and, to the extent applicable, internal suppliers) and a summary description of the products purchased.

        3.10 Permits. Schedule 3.10 sets forth all approvals, authorizations,
             -------
certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities and other Persons necessary for or material to the operation of the Purchased Assets or the Business (collectively, the "Permits"). Seller holds, and has held at all times, all Permits and approvals of Governmental Authorities necessary for the lawful ownership and operation of the Purchased Assets and the Business. Seller has not received any notice of, and to the Knowledge of Seller, there is no intention on the part of, any Governmental Authority to cancel, revoke or modify, or any inquiries, Proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of, any such Permit. Except as set forth in Schedule 3.10, each Permit is valid and in full force and effect in all material respects, and none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated by this Agreement and the other Acquisition Documents, and, except as set forth in Schedule 3.10, each Permit is legally capable of being transferred to Purchaser and will be effectively transferred to Purchaser on the Closing Date by delivery of the Bill of Sale.

        3.11 Compliance with Applicable Laws. Seller has not violated or
             -------------------------------
breached or infringed, and is not violating or breaching or infringing, in any material respect, in connection with its ownership or use of any of the Purchased Assets or the operation of the Business, any Applicable Law relating to the Purchased Assets or the Business or any order, writ, injunction or decree of any Governmental Authority relating to the Purchased Assets or the Business.

        3.12    Employees; Employee Benefits.
                ----------------------------

                (a) Schedule 3.12(a) lists the name of each Business Employee, together with such Person's position or function. With respect to each Designated Employee, Seller has provided Purchaser with true and correct information concerning the annual salary or other wages stock options and shares of restricted stock (including the number of shares, date of purchase or grant, exercise or purchase price and vesting schedule), and any employment agreements, incentives or bonus arrangements, with respect to such Person. As of the date hereof, to the Knowledge of Seller, no Business Employee will or may cease to be employed by Seller for any reason, except through the transactions contemplated by this Agreement.

        (b) Schedule 3.12(b) lists all Benefit Arrangements and Employee Benefit Plans in which any Business Employee participates.

        3.13 Labor and Employment Matters. Except as set forth on Schedule 3.13
             ----------------------------
hereto:

                (a) No Business Employee is covered by a collective bargaining agreement and no petition has been filed or Proceedings instituted with the National Labor Relations Board by any employee or group of employees involved in the Business seeking recognition of a bargaining representative. No organizational effort is currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union to organize any employees involved in the Business.

                (b) There is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Seller, threatened against or affecting any of the Purchased Assets or the Business. Seller has not received any notice, nor has Knowledge, of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice Proceeding or breach of contract claim or action with respect to claims of, or obligations to, any Business Employee.

                (c) There are no pending or, to Seller's Knowledge, threatened, Proceedings alleging claims against Seller brought by employees involved in the Business relating in any way to their employment with Seller, and Seller has not received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made, or notice of any governmental or administrative complaints made, by any of its employees involved in the Business.

        3.14    Intellectual Property.
                ---------------------

                (a) Certain Definitions. The following capitalized terms shall
                    -------------------
have the following meanings:

                        (i) "Development Environments" means any device,
                programming, documentation, media and other objects, including compilers, "workbenches," tools, and higher-level or "proprietary" languages, used by Seller for the development, maintenance and implementation of any Software, to the extent such objects may be necessary for any subsequent maintenance or enhancement of such Software;

                        (ii) "Intellectual Property Rights" means intellectual
                property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

                                (1) fictional business names, trade names,
                        trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, "Marks");

                                (2) all classes or types of patents, utility
                        models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patent rights in all countries of the world (and any patents issuing thereon) (collectively, "Patents");

                                (3) copyrights and registrations and
                        applications therefor (collectively, "Copyrights") and mask work rights; and

                                (4) IC layout, validation documentation,
                        know-how, inventions (whether or not the subject of a pending patent disclosure or patent application), discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, models, prototypes, specimens, notes, documents, schematics, layout, and other data and materials and other proprietary and confidential information, including customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents (collectively, "Trade Secrets");

                        (iii) "Intellectual Property Assets" means all
                Intellectual Property Rights and other intangible property owned or licensed by Seller or used or exercised by Seller in connection with or necessary to any of the Purchased Assets, the Products or the Business (including the manufacture, use or testing of the Purchased Assets), but excluding the Excluded Patents, Excluded Trade Secrets, Excluded Copyrights, Excluded Licensed Software and Excluded Marks;

                        (iv) "Software" means any and all (w) computer programs,
                including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
                (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (z) all documentation, including user manuals and training documentation, relating to any of the foregoing, in each case developed by or for, or licensed or made available to, Seller and used in connection with any of the Purchased Assets or the Business; and

                        (v) "Offered Trade Secrets" means all memoranda of
                unpatented technology and know-how used by Seller in connection with any of the Purchased Assets or the Business and that are not covered by any patents or patent applications included in the Offered Patents, other than the Excluded Trade Secrets.

                (b) Marks. Schedule 3.14(b) sets forth an accurate and complete
                    -----
        list of all Marks related to any of the Purchased Assets or the Business. Except as set forth on Schedule 3.14(b), there is no trademark or service mark or application therefor of any other Person that is potentially conflicting with any Mark related to any of the Purchased Assets or the Business, and Seller's use of any Mark does not create a likelihood of confusion with any trade name, trademark or service mark of any other Person.

                (c) Offered Patents. Schedule 3.14(c)(i) sets forth an accurate
                    ---------------
        and complete list of all Patents (other than the Excluded Patents) used in connection with any of the Purchased Assets or the Business (the "Offered Patents"). Except as set forth on Schedule 3.14(c)(ii):

                        (i) Seller is the owner of all right, title and interest
                in and to all Offered Patents, in each case free and clear of any and all Liens, and Seller and its Affiliates have not received any notice or claim (whether written or oral) challenging Seller's complete and exclusive ownership of the Offered Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

                        (ii) Seller and its Affiliates have not received any
                notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the issued Offered Patents or indicating an intention on the part of any Person to bring a claim that any Offered Patent is invalid, is unenforceable or has been misused and, to Seller's Knowledge, no Offered Patent otherwise has been challenged or threatened in any way;

                        (iii) the Offered Patents are valid and enforceable,
                provided that no representation regarding validity or enforceability is made with respect to patent applications;

                        (iv) Seller has not taken any action or failed to take
                any action (including a failure to disclose material prior art in connection with the prosecution of any Patent), used the Purchased Assets, or used or enforced (or failed to use or enforce) any of the Offered Patents in a manner that would result in the abandonment or unenforceability of any of the Offered Patents;

                        (v) the inventions disclosed in the Offered Patents may
                be practiced by Seller without infringing any other patents owned by any Person;

                        (vi) Seller has taken reasonable steps to protect
                Seller's rights in and to the Offered Patents, in each case in accordance with standard industry practice;

                        (vii) Seller has not granted to any Person any right,
                license or permission to practice any of the Offered Patents;

                        (viii) all of the Offered Patents are currently in
                compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use);

                        (ix) all maintenance fees, annuities, and the like due
                on the Offered Patents have been timely paid;

                        (x) no Offered Patent has been or is now involved in any
                interference, reissue, reexamination or opposition Proceeding or any other litigation or Proceeding of any kind;

                        (xi) there is no Patent issued to or filed by any other
                Person, which Patent is potentially interfering with any Offered Patents;

                        (xii) the activities, technology, products or operations
                of no other Person have infringed or are infringing in any material respect on any of the Offered Patents; and

                        (xiii) Seller is not currently infringing and has not
                infringed the Patents of any other Person in the operation of the Business.

                (d) Copyrights/Maskworks. There are no registered Copyrights
                    --------------------
        (whether registered with the United States Copyright Office or in the appropriate office in any foreign jurisdiction) owned by Seller and no pending applications for registration of Copyrights filed by Seller (or by a third party that has assigned its rights thereunder to Seller) anywhere in the world related to any Purchased Asset or the Business (collectively, "Registered Copyrights"). Except as set forth on Schedule 3.14(d):

                        (i) Seller is the owner of all right, title and interest
                in and to each of the Copyrights used by Seller in connection with the Purchased Assets and the Business other than those as to which the rights being exercised by Seller have been licensed from another Person and all maskwork rights in connection with the Business (collectively, "Owned Copyrights/Maskworks"), free and clear of any and all Liens, covenants, conditions and restrictions or to Seller's Knowledge, other adverse claims or interests of any kind or nature, and Seller and its Affiliates have not received any notice or claim (whether written or oral) challenging Seller's complete and exclusive ownership of the Owned Copyrights/Maskworks or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

                        (ii) Seller and its Affiliates have not received any
                notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the Owned Copyrights/Maskworks or indicating an intention on the part of any Person to bring a claim that any Owned Copyright/Maskwork is invalid, is unenforceable or has been misused and, to Seller's Knowledge, no Owned Copyright/Maskwork otherwise has been challenged or threatened in any way;

                        (iii) Seller has not taken any action or failed to take
                any action, used the Purchased Assets, or used or enforced (or failed to use or enforce) any of the Owned Copyrights/Maskworks, in each case in a manner that would result in the unenforceability of any of the Owned Copyrights/Maskworks;

                        (iv) Seller has taken all reasonable steps to protect
                Seller's rights in and to the Owned Copyrights/Maskworks, in each case in accordance with standard industry practice;

                        (v) Seller has not granted to any Person any right,
                license or permission to exercise any rights under any of the Owned Copyrights/Maskworks other than non-exclusive licenses of Software granted in the ordinary course of business to customers;

                        (vi) to the Knowledge of Seller, no other Person has
                infringed or is infringing in any material respect any of the Owned Copyrights/Maskworks; and

                        (vii) Seller is not currently infringing and has not
                infringed the Copyrights of any other Person in the conduct of the Business.

                (e) Trade Secrets. Seller has taken reasonable precautions in
                    -------------
        accordance with standard industry practice to protect the secrecy, confidentiality and value of all Offered Trade Secrets of Seller. Except as set forth on Schedule 3.14(e):

                        (i) Seller has the absolute and unrestricted right to
                use all of the Offered Trade Secrets and none of the Offered Trade Secrets is subject to any Liens, and Seller and its Affiliates have not received any notice or claim (whether written or oral) challenging Seller's absolute and unrestricted right to use any of the Offered Trade Secrets or suggesting that any other Person has any claim of any kind with respect thereto;

                        (ii) except under appropriate confidentiality
                obligations that, to the Knowledge of Seller, have been fully observed and performed, there has been no disclosure by Seller of material confidential information or other Offered Trade Secrets to any other Person;

                        (iii) to Seller's Knowledge, no other Person has
                misappropriated any of the Offered Trade Secrets; and

                        (iv) Seller has not misappropriated the Trade Secrets of
                any other Person in connection with the Business or the Purchased Assets.

                (f) Software. Schedule 3.14(f) sets forth a complete and
                    --------
        accurate list of all of the Software (i) that is owned by Seller and necessary to or used in the operation of the Purchased Assets or the Business (collectively, the "Offered Software"), and (ii) all Software that is used by Seller in connection with any of the Purchased Assets and the Business that is not exclusively owned by Seller (collectively, the "Licensed Software"), excluding off-the-shelf desktop applications (other than Development Environments) available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than Ten Thousand Dollars ($10,000). Except as set forth on Schedule 3.14(f):

                        (i) Seller is the owner of all right, title and interest
                in and to all Offered Software, including all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all Liens, and Seller and its Affiliates have not received any notice or claim (whether written or oral) challenging Seller's complete and exclusive ownership of all Offered Software and all such Intellectual Property Rights relating thereto, or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

                        (ii) Seller has not assigned, licensed, transferred or
                encumbered to or for the benefit of any Person any of its rights in or to any Offered Software in which it has rights, including any Copyrights, Trade Secrets or other Intellectual Property Rights of Seller with respect thereto, excluding any non-exclusive licenses granted to customers in the ordinary course of business;

                        (iii) no source code of any Offered Software has been
                licensed or otherwise made available to any Person, Seller has treated the source code of the Offered Software, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Seller;

                        (iv) any Person identified in Schedule 3.14(f) as having
                received any such source code or confidential data is bound by an appropriate confidentiality and non-disclosure agreement with respect thereto, and Seller is not aware of any material breach of any such agreement or any threatened disputes or disagreements with respect thereto;

                        (v) none of the Offered Software developed by or for
                Seller contains any programming code, documentation, or other materials or any Development Environments that embody Intellectual Property Rights of any Person other than Seller, except for such materials or Development Environments obtained by Seller from Persons that make such materials or Development Environments generally available on standard commercial terms and that have expressly licensed Seller to utilize such materials or Development Environments in the manner they have been utilized;

                        (vi) Seller has lawfully acquired the right to use the
                Licensed Software as it is used in connection with any of the Purchased Assets or the Business as currently conducted, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the Person from which the right to use such Licensed Software was obtained;

                        (vii) no royalties, fees, honoraria or other payments
                are payable by Seller to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Offered Software;

                        (viii) none of the Offered Software products that Seller
                has distributed or otherwise made available to third parties or that have been designed by Seller for commercial distribution
                (i) contain any Licensed Software, or (ii) contain any lines of code or other Software licensed to Seller by any other third party that has made such Software (or other Software from which such Software is derived) available to Seller subject to the condition that Seller make publicly available such source code or that Seller shall not charge a fee or otherwise seek any compensation in connection with redistributing or otherwise exploiting such Software; and

                        (ix) the Offered Software was (A) developed by employees
                of Seller in the course of their employment by Seller, (B) developed by independent contractors that have assigned in writing to Seller all such contractors' respective rights in the Software developed thereby or (C) otherwise acquired by Seller from a third party pursuant to a written agreement containing an express assignment of rights by such third party to Seller.

                (g) Software Documentation. Except as set forth in Schedule
                    ----------------------
        3.14(g), Seller has taken all actions customary in the software industry to document the Offered Software and its operation.

                (h) Agreements in Respect of Licensed Technology. As of the
                    --------------------------------------------
        Closing Date, there are no license agreements (i) granting to Seller any material right to use or practice any rights under any Intellectual Property Rights relating to any Purchased Asset or the Business or (ii) that involve payments or other obligations from the Seller of Fifty Thousand Dollars ($50,000) or more relating to any Purchased Asset or the Business ("Licensed Technology Agreements").

                (i) Agreements Involving Distribution or Other Rights Granted to
                    ------------------------------------------------------------
        Third Parties. As of the Closing Date, there are no agreements or
        -------------
        arrangements involving the grant by Seller to any Person of any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any Software or other Intellectual Property Assets included in the Purchased Assets, including any value-added reseller agreements, joint development or marketing agreements or strategic alliance agreements involving any Software or such products or technology (collectively, "Technology Exploitation Agreements").

                (j) Sufficiency of Owned and Licensed Intellectual Property.
                    -------------------------------------------------------
        Except as set forth in Schedule 3.14(j), and subject to the provisions of Section 3.14(k), the Offered Software, Offered Patents, the Owned Copyrights/Maskworks, the Offered Trade Secrets, the Licensed Intellectual Property, the Excluded Patents, the Excluded Trade Secrets, the Excluded Licensed Software and the Excluded Copyrights constitute all of the Intellectual Property Rights used in, material to or necessary for the Purchased Assets and the Business.

                (k) Infringement. Except as set forth in Schedule 3.14(k),
                    ------------
        neither Seller nor any of its Affiliates is, nor has Seller or its Affiliates been during the three (3)-year period prior to the date hereof, a party to any Proceeding, nor is, or during the one (1)-year period prior to date hereof has been, any Proceeding threatened, that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either (i) by Seller or any of its Affiliates against any other Person, or (ii) by any Person against Seller or any of its Affiliates of any Intellectual Property Asset or other Intellectual Property Right used or exploited by Seller in the operation of any Purchased Asset or the Business, nor, to the Knowledge of Seller, is there any reasonable basis therefore. Except as set forth in Schedule 3.14(k), the use, practice or other exploitation (including, in the case of Products, the sale, licensing or other distribution) of
        (A) any of the Offered Patents, (B) any of the Products used, made, marketed, sold or licensed by Seller in the course of operating the Business, or contemplated by Seller to so be made, marketed, sold or licensed, (C) the subject matter of any Owned Copyrights/Maskworks or any other work of authorship fixed in a tangible medium that is used, copied, modified, displayed or distributed in connection with the operation by Seller of any of the Purchased Assets or the Business, including any Offered Software, (D) any of the Offered Trade Secrets,
        (E) any of the Licensed Intellectual Property, and (F) any other Intellectual Property Assets, do not conflict with, infringe upon, violate, or result in a misappropriation of, any patent, copyright, trade secret or other Intellectual Property Right or other right of any Person, nor is any of the foregoing subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or, in the case of any Intellectual Property Asset licensed to others, restricting the sale, transfer, assignment or licensing thereof by Seller to any Person. Except as set forth in Schedule 3.14(k), Seller has the exclusive right to bring actions against any Person that is infringing any Intellectual Property Assets other than Licensed Intellectual Property and to retain for itself any damages recovered in any such action.

                (l) Employee Confidentiality Agreements. Except as set forth in
                    -----------------------------------
        Schedule 3.14(l), all current and former employees and consultants of Seller whose duties or responsibilities relate or related to any of the Purchased Assets or the Business have entered into confidentiality, invention assignment and proprietary information agreements with Seller in substantially the form provided to Purchaser. No employee or consultant of Seller whose duties or responsibilities relate to any of the Purchased Assets or the Business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would conflict with the Purchased Assets or the Business. No Designated Employee is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for Seller or to promote the interests of Seller in connection with the Business or the Purchased Assets. Except as set forth in Schedule 3.14(l), it will not be necessary to utilize any inventions or any other intellectual property of any employees of Seller acquired prior to their employment by Seller in order to carry on the Business as currently carried on by Seller. At no time during the conception of or reduction to practice of any of the Intellectual Property Rights owned by Seller was any developer, inventor or other contributor to such Intellectual Property Right operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Seller's rights in such Intellectual Property Rights. Schedule 3.14(l) lists each present and past employee, independent contractor and consultant who participated in a material way in the creation or development of any Offered Software or any other material Intellectual Property Asset, indicating, in the case of any such employee, whether such employee is a present or past employee and, if a past employee, the name of the current employer of such past employee. Without limiting the generality of the foregoing, Schedule 3.14(l) specifically identifies each inventor named in any Offered Patents (either individually or jointly with others), and indicates whether such inventor is a current employee of Seller and, if not a current employee of Seller, (i) the relationship of such inventor to Seller at the time the respective invention was made and the present relationship, if any, of such inventor with Seller, and
        (ii) the employer and current position of such inventor with such employer.

                (m) Export Restrictions. Seller has not exported or transmitted
                    -------------------
        Offered Software or other products in connection with any of the Purchased Assets or the Business to any country to which such export or transmission is restricted by any United States Applicable Law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

                (n) Disabling Code and Contaminants. The components manufactured
                    -------------------------------
        by Seller and used in its Products or the Business are free of any disabling codes or instructions (a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable any Systems (as defined below) or that may result in damage thereto. Seller has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Purchased Assets and the Business (consisting of hardware, software, databases or embedded control systems, "Systems") are free from Disabling Codes and Contaminants. The components used in connection with the Purchased Assets or the Business obtained by Seller from third party suppliers are, to the Knowledge of Seller, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto.

                (o) Performance of Existing Products. None of Seller's Products
                    --------------------------------
        other than prototype Products have been distributed or otherwise made available to third parties.

        3.15 Insurance. Seller maintains insurance policies currently in effect
             ---------
covering the Purchased Assets and the Business which constitute insurance against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All of such insurance policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Seller has complied in all material respects with the provisions of all such policies. No insurer under any such insurance policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the policies have been filed in a timely fashion.

        3.16 Tax Matters.
             -----------

                (a) To the extent the resolution thereof could adversely affect Purchaser's use or ownership of the Purchased Assets or the Business, or could otherwise result in successor liability of Purchaser, Schedule
        3.16 sets forth all pending examinations or audits with respect to the Business or the Purchased Assets and all outstanding proposed or final assessments and deficiencies with respect to the Tax Returns with respect to the Purchased Assets or the Business;

                (b) To the extent that failure to do so would adversely affect Purchaser's use or ownership of the Purchased Assets or the Business or otherwise result in Purchaser incurring successor liability, Seller has filed on a timely basis all Tax Returns required to have been filed by it with respect to the Business or the Purchased Assets and has paid on a timely basis all Taxes required to be shown thereon as due. All such Tax Returns in all material respects are complete, accurate and correctly reflect the Tax liability required to be reported thereon;

                (c) To the extent that failure to do so would adversely affect Purchaser's use or ownership of the Purchased Assets or the Business, or otherwise result in successor liability to the Purchaser, no director, officer or employee of Seller having responsibility for Tax matters has reason to believe that any taxing authority has valid grounds to claim or assess any additional Tax with respect to the Purchased Assets. Seller has not received notice that it is or may be subject to Tax with respect to the Business or the Purchased Assets in a jurisdiction in which it has not filed or does not currently file Tax Returns with respect to the Business or the Purchased Assets;

                (d) To the extent that failure to do so would adversely affect Purchaser's use or ownership of the Purchased Assets or the Business, or otherwise result in successor liability to the Purchaser, all Taxes that were required to be collected or withheld by Seller with respect to the Business or the Purchased Assets have been duly collected or withheld, and all such amounts that were required to be remitted to any taxing authority have been duly remitted;

                (e) Seller has not taken any action other than in the ordinary course consistent with past practice that would have the effect of deferring any Tax Liability with respect to the Business or the Purchased Assets from any taxable period ending on or before or including the Closing Date to any subsequent taxable period;

                (f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Purchased Assets; and

                (g) None of the Purchased Assets is property that is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

        3.17 Title to and Sufficiency of the Purchased Assets. Except as set
             ------------------------------------------------
forth on Schedule 3.17, Seller has, and following the Closing Purchaser will have, good, valid and marketable title to the Purchased Assets, free and clear of Liens. Except as set forth on Schedule 3.17, the Purchased Assets, together with the Excluded Patents, the Excluded Trade Secrets, the Excluded Copyrights, the Excluded Licensed Software and the tangible personal property listed on
Schedule 2.2(a), constitute all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are used or material to or necessary for the Business on or prior to the Closing Date. There is no existing agreement with, option or right of, or commitment to any Person to acquire any of the Purchased Assets or any interest therein, other than Contracts entered into in the ordinary course of business for the sale of Inventory.

        3.18 Supplier and Foundry Relationships. Schedule 3.18 sets forth a
             ----------------------------------
complete and correct description of each and every (i) foundry relationship, wafer and circuit board manufacturing and fabricating agreement, understanding or commitment in connection with the Purchased Assets or the Business, (ii) integrated circuit die, circuit board or device purchase, supply or service agreement, understanding or commitment, used by or in connection with the Purchased Assets or the Business, in whole or in part, whether written or oral, and (iii) any other agreements or contracts, whether written or oral, under which Seller obtained services or products for the Business and use in producing Seller's Products ("Supply Contracts"). Seller has delivered to Purchaser a correct and complete copy of each Supply Contract and provided a written summary of each material oral Supply Contract. There are no fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Supply Contracts. The quantities available for purchase under each such Supply Contract are as stated on the face of such Supply Contract or are summarized on
Schedule 3.18. There are no manufacturing or service sites that Seller has qualified with respect to manufacture or service of the Products. All manufacturing or service terms and conditions are as they appear to be on the face of the Supply Contracts. Seller has not received any written or oral notice from the other party to any Supply Contract, or from any other supplier to Seller related to any Purchased Asset or the Business, to the effect that such party will not accept purchase orders from Seller on such terms, conditions or quantities consistent with past practices. Prices required to be paid for products or services under such Supply Contracts are stated in such Supply Contracts or summarized on Schedule 3.18. No condition exists that permit a termination or a material change of such Supply Contracts by the other party under such Supply Contract.

        3.19 Customers. Schedule 3.19 sets forth a true, correct and complete
             ---------
list of the Persons to which Seller has delivered any Products.

        3.20 Inventory. Schedule 2.1(c) sets forth a list of Inventory included
             ---------
in the Purchased Assets. All Inventory was acquired in the ordinary course of business consistent with past practice.

        3.21 Product Warranties. Seller has made no oral or written product
             ------------------
warranties and guaranties to any third Person with respect to the Purchased Assets (including the Products).

        3.22 Advisory Fees. Other than Thomas Weisel Partners, whose fee is
             -------------
payable solely by Seller, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who might be entitled to any fee, commission or reimbursement of expenses from Seller or its Affiliates or Associates, upon consummation of the transactions contemplated by this Agreement.

        3.23 Full Disclosure. The information contained in this Agreement and
             ---------------
the Schedules and Exhibits are true, correct and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.24 Substantially All Assets. The Purchased Assets do not constitute
             ------------------------
"all or substantially all" of the assets of Seller, for purposes of Section 271 of the Delaware General Corporation Law.

        3.25 Photonetics Litigation. The Products do not infringe any claim of
             ----------------------
U.S. Patent No. 5,594,744, entitled "Singlemode Laser Source Tunable in Wavelength with a Self-Aligned External Cavity", issued January 14, 1997. No disclosure in any Schedule hereto shall be deemed to constitute an exception to the representation and warranty set forth in this Section 3.25, nor limit the rights and remedies of Purchaser under this Agreement for any breach by Seller of the representation and warranty set forth in this Section 3.25.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser hereby represents and warrants to Seller as follows:

        4.1 Existence and Good Standing. Purchaser is a corporation duly
            ---------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted and to own and operate its businesses as now owned and operated by it.

        4.2 Authorization and Enforceability. The execution, delivery and
            --------------------------------
performance by Purchaser of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, are within Purchaser's powers and have been duly authorized by all necessary corporate action. This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed and delivered by Purchaser, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by Seller, will constitute the legal, valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity governing specific performance, injunctive relief or other equitable remedies.

        4.3 Governmental or Other Authorization. The execution, delivery and
            -----------------------------------
performance by Purchaser of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it, respectively, of the transactions contemplated hereby and thereby, require no Governmental Approval from any Governmental Authority or any consent, waiver or approval of any third Person (such required consents and approvals, the "Required Purchaser Approvals").

        4.4 Non-Contravention. The execution, delivery and performance of this
            -----------------
Agreement and the other Acquisition Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Purchaser, (b) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Purchaser, or
(c) contravene or constitute a default under any material agreement to which Purchaser is a party.

        4.5 Advisory Fees. There is no investment banker, broker, finder or
            -------------
other intermediary or advisor that has been retained by or is authorized to act on behalf of Purchaser, who might be entitled to any fee, commission or reimbursement of expenses from Purchaser or its Affiliates or Associates, upon consummation of the transactions contemplated by this Agreement.


                                    ARTICLE V

                               COVENANTS OF SELLER

        Seller agrees that:

        5.1 Compliance with Terms of Required Seller Approvals. From and after
            --------------------------------------------------
the Closing Date, Seller shall comply at its own expense with all conditions and requirements imposed on Seller as set forth in (a) the Required Seller Approvals that are Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance of the terms thereof by Seller and (b) all Required Seller Approvals of Persons other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Purchaser.

        5.2 Access to Information. From and after the Closing Date, upon
            ---------------------
reasonable request of Purchaser (made pursuant to a written notice describing Purchaser's needed information and the reason for such need) and during normal business hours, Purchaser shall be provided access to accounting records, financial statements and work papers and letters from accountants and auditors of Seller to the extent that they relate to the Purchased Assets, the Assumed Liabilities or the Business and are reasonably necessary to Purchaser. Seller shall, and shall cause its employees, agents and representatives to, cooperate fully with such requests. Any information provided under this Section 5.2 shall be deemed Confidential Information and each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement No. 5071337 entered into between Seller and Purchaser dated May 1, 2002 (the "CNDA").

        5.3 Retention of Books and Records. Seller shall retain any documents
            ------------------------------
described in Section 5.2 not included in the Purchased Assets relating to the Business or any of the Purchased Assets for a period of at least three (3) years after the Closing Date.

        5.4 Delivery. Upon or promptly after the Closing, Seller shall deliver
            --------
possession to Purchaser of at least one (1) tangible copy of any and all Software used in connection with the Business that is either a Purchased Asset or licensed to Purchaser under the Seller License Agreement in compliance with the Delivery Protocol.

        5.5 Transfer of Purchased Assets. For a period of eighteen (18) months
            ----------------------------
after the Closing Date, upon Purchaser's request, Seller shall provide Purchaser with any information reasonably requested by Purchaser that is necessary to confirm that the Purchased Assets constitute all of the tangible and intangible assets and rights used in or necessary to the Business (other than the Excluded Patents, Excluded Trade Secrets, Excluded Licensed Software and Excluded Copyrights, and other than any tangible personal property listed or described in
Section 2.2(a) or on Schedule 2.2(a)) or that should otherwise constitute Purchased Assets under this Agreement. Purchaser shall have the right and authority to collect items included in the Purchased Assets not previously delivered to Purchaser by Seller, and Seller agrees that it will promptly transfer or deliver to Purchaser from time to time any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, assets of any character or any other items which are among the Purchased Assets. If Seller and Purchaser shall jointly determine that the Purchased Assets inadvertently included tangible personal property that should have been Excluded Assets, Purchaser shall reconvey such tangible personal property to Seller.

        5.6 Nonsolicitation.
            ---------------

                (a) Seller agrees that it will not offer employment (whether as a full or part time employee or as a consultant) to any Transferred Employee until six (6) months after the Closing Date. Seller shall be free to post general employment advertisements and use employee search firms, but shall not be entitled to hire any Transferred Employee responding thereto in violation of this provision.

                (b) Seller agrees that, for a period of eighteen (18) months from the six month anniversary of the Closing Date, it will not directly or indirectly, solicit for employment any Transferred Employees; provided however, that Seller will be permitted to hire Transferred Employees who are contacted as a result of Seller's use of general newspaper advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practices as opposed to targeted solicitations of any one or more of the Transferred Employees.

                (c) Notwithstanding the provisions of Section 5.6(a) or (b), Seller may offer employment to any Transferred Employee who is involuntarily terminated by Purchaser or leaves Purchaser's employment due to a voluntary separation program.


                                   ARTICLE VI

                             COVENANTS OF PurchasER

        Purchaser agrees that:

        6.1 Compliance with Terms of Governmental Approvals and Consents. From
            ------------------------------------------------------------
and after the Closing Date, Purchaser shall comply at its own expense with all conditions and requirements imposed on Purchaser as set forth in (a) the Required Purchaser Approvals that are Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance of the terms thereof by Seller and (b) all Required Purchaser Approvals of Persons other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Seller.

        6.2 Employees and Offers of Employment.
            ----------------------------------

                (a) Purchaser has, prior to the date of this Agreement, made contingent offers of employment to the Designated Employees on an "at will" basis on terms reasonably determined by Purchaser to be attractive to such employees and consistent with this Agreement.

                (b) Designated Employees who have accepted Purchaser's offer of employment prior to the Closing Date with such employment to be effective beginning on the Closing Date (each a "Transferred Employee") will be eligible to participate in employee benefit plans, stock option and other compensation plans that are generally available to similarly-situated employees of Purchaser. Transferred Employees shall be given credit for service performed for Seller ("Service Credit") for purposes of the following Purchaser benefits:

                        (i) Regular paid time off under Purchaser's policies
                (vacation and personal absence rates);

                        (ii) Purchaser's Sheltered Employee Retirement Plan
                ("SERP"), vesting and eligibility only;

                        (iii) Purchaser's Sheltered Employee Retiree Medical
                Account ("SERMA"), eligibility only;

                        (iv) Purchaser's Retiree Medical Plan ("IRMP")
                eligibility;

                        (v) Purchaser's short-term disability plan (Seller
                service will reduce the benefit limitation period for conditions occurring during the first three months of plan participation, if the employee enrolls at Purchaser);

                        (vi) Purchaser's long-term disability plan: Seller hire
                date will apply for purposes of the pre-existing condition exclusion; Seller service will reduce the exclusion period for conditions occurring during the first twelve (12) months of plan participation;

                        (vii) Purchaser's next level service awards (prior
                service toward next Purchaser milestone); and

                        (viii) Determining the stock option exercise period
                following retirement for Purchaser stock options.

                (c) Transferred Employees shall not be given Service Credit for the following Purchaser benefits:

                        (i) Eligibility for Purchaser's sabbatical;

                        (ii) Eligibility for stock option vesting acceleration
                upon retirement for Purchaser stock options;

                        (iii) Purchaser SERMA contributions or benefit accrual;

                        (iv) Purchaser SERP benefit accrual, including 401(k)
                and profit sharing portions;

                        (v) Purchaser's Long-term disability plan (conditions
                existing prior to the Seller hire date are not covered); and

                        (vi) Purchaser's Home PC program.

        With respect to the foregoing Purchaser benefits, Service Credit shall be counted as of the date the employees are covered by Purchaser's GENI payroll system.

                (d) Purchaser shall not assume any compensatory stock options to purchase shares of Seller's capital stock held by Transferred Employees.

                (e) Purchaser shall be responsible for providing COBRA continuation coverage for each qualifying event under Purchaser's health care plans occurring after the Closing Date and relating to a Transferred Employee (or relating to any individual who constitutes a qualified beneficiary with respect to a Transferred Employee). In all other cases, Seller shall be responsible for providing COBRA continuation coverage with respect to the Business Employees and their qualified beneficiaries.

                (f) Purchaser and Seller shall use commercially reasonable efforts to enable rollover of any Seller 401(k) plan account balances for eligible Transferred Employees to the Purchaser 401(k) plan. The final determination of eligibility and whether to accept any rollover contributions shall be made by the plan administrator of Purchaser's 401(k) plan in accordance with the Purchaser 401(k) plan terms and in the plan administrator's sole discretion.

        6.3 Nonsolicitation.
            ---------------

                (a) Purchaser's Optical Products Division (the "Optical Products Division") agrees that it will not offer employment (whether as a full or part time employee or as a consultant) to any employee of Seller other than the Transferred Employees until six (6) months after the Closing Date (the "Seller Employees"). The Optical Products Division shall be free to post general employment advertisements and use employee search firms, but shall not be entitled to hire any of the Seller Employees responding thereto in violation of this provision.

                (b) The Optical Products Division agrees that, for a period of eighteen (18) months from the six month anniversary of the Closing Date, it will not directly or indirectly, solicit for employment any Seller Employees; provided however, that the Optical Products Division will be permitted to hire Seller Employees (i) who are not engineers, directors or executives; or (ii) who are contacted as a result of Optical Products Division's use of general newspaper advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practices as opposed to targeted solicitations of any one or more of the Seller Employees.

                (c) In no event will this Section 6.3 apply to any division or operation within Purchaser except for the Optical Products Division (or such division, as it may be renamed in the future).

                (d) Notwithstanding the provisions of Section 6.3(a) or (b), Purchaser may offer employment to any Seller Employee who is involuntarily terminated by Seller or leaves Seller's employment due to a voluntary separation program.


                                   ARTICLE VII

                            COVENANTS OF ALL PARTIES

        7.1 Further Assurances. Each party hereto agrees to execute and deliver
            ------------------
such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable (including obtaining Required Seller Approvals and Required Purchaser Approvals not obtained prior to Closing) in order to secure Purchaser's right, title and interest in the Purchased Assets. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors and filing fees with Governmental Authorities) reasonably necessary to consummate such transactions.

        7.2 Public Announcements. Neither Purchaser nor Seller shall issue any
            --------------------
press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement and the other Acquisition Documents, without the prior consent of Purchaser (in the case of Seller) or Seller (in the case of Purchaser), except as provided in this Section 7.2 or as may be required by Applicable Law. If any party determines, with the advice of counsel, that it is required by Applicable Law to make this Agreement, the other Acquisition Documents or any terms hereof or thereof public, it shall, a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement or other Acquisition Documents as may be reasonably requested by the other party and will only disclose such information as is legally required to be disclosed. The parties agree that on the date of this Agreement, Seller shall issue a press release, in a form approved by Purchaser in advance of issuance, outlining the general nature and terms of this Agreement. The parties agree that, other than such press release, there shall be no public announcement of this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby except as may be required by Applicable Law. The parties agree to announce this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby to Seller's employees, customers, vendors and strategic partners at such time and in such form as is mutually agreed upon by Seller and Purchaser.

        7.3 Tax Matters.
            -----------

                (a) Allocation of Taxes. All personal and business property
                    -------------------
        taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (l0) days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 7.3(a), the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 7.3(a) and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                (b) Cooperation. The parties hereto agree to furnish or cause to
                    -----------
        be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of Tax Returns relating to personal or business property taxes, similar ad valorem taxes, sales and use taxes, employment taxes and any other Taxes that are the subject of Section 7.3(a) hereof, or for which such information would form the basis for the calculation of an amount in Purchaser's Tax Returns, or for which Purchaser has successor liability, and the prosecution or defense of any claim, suit or proceeding relating to any such Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other Proceeding with respect to such Taxes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.3(b).

                (c) Responsibility for Payment. Except as provided in Sections
                    --------------------------
        7.3(a) and 7.3(d), Seller shall pay as and when due any and all Liabilities for Taxes of or relating to the Purchased Assets and the Business (i) accrued with respect to all taxable periods of Seller ending on or before the Closing, (ii) accrued with respect to the Purchased Assets or the Business during all periods up to and including the Closing whether or not such periods are taxable periods or (iii) are incurred and become payable as a result of the transactions contemplated by this Agreement.

                (d) Sales and Use Taxes. The sales and use Taxes and any
                    -------------------
        transfer Taxes arising out of the transfer of the Purchased Assets (the "Sales Tax") shall be determined based on the allocation described in
        Section 7.4 and shall be the responsibility of Purchaser. Within five
        (5) Business Days after Seller's approval of the allocation described in
        Section 7.4, Seller shall provide Purchaser with written notice of the amount of Sales Tax due and payable, subject to Purchaser's approval, which approval shall not be unreasonably withheld, and Purchaser shall pay such amount to Seller within five (5) Business Days after receipt of such notice

        7.4 Allocation of Purchase Price. The Purchase Price shall be allocated
            ----------------------------
in accordance with Schedule 7.4, which shall be delivered by Purchaser to Seller within sixty (60) days following the Closing Date. Each of the parties hereto agrees to report these transactions contemplated hereby for state and federal Tax purposes in accordance with such allocation of the Purchase Price. Purchaser shall prepare Schedule 7.4 in accordance with applicable law, subject to Seller's approval, which approval shall not be unreasonably withheld.

        7.5 Confidentiality. The parties understand and agree that this
            ---------------
Agreement is subject to the terms and conditions of the CNDA. Each party hereto shall maintain the confidential nature of, and shall not use in any way detrimental to any other party, including directly or indirectly in the conduct of such party's business, all confidential financial, technical, marketing, research, commercial or other information concerning the other parties hereto. In the event that any party hereto is required by law to disclose the terms of this Agreement or receives a request to disclose all or any part of any confidential information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to: (i) immediately notify the party to whom such confidential information relates of the existence, terms and circumstances surrounding such request, (ii) consult with such party to whom the information relates on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, furnish only that portion of the confidential information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise the party to whom such confidential information relates as far in advance of such disclosure as possible so that such party to whom the confidential information relates may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. In any event, the party who receives the request shall not oppose actions by the party to whom the confidential information relates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

        8.1 Conditions to Obligations of Purchaser. The obligations of Purchaser
            --------------------------------------
to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

                (a) Performance by Seller. (i) Seller shall have performed and
                    ---------------------
        satisfied each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of Seller contained herein or in any of the other Acquisition Documents and in any Schedules or Exhibits hereto shall be true and correct and contain no misstatement or omission that would make any such representation or warranty misleading and (iii) Purchaser shall have received a certificate signed by a duly authorized executive officer of Seller to the foregoing effect and to the effect that the conditions specified within this Section 8.1(a) have been satisfied.

                (b) Required Approvals. Seller shall have obtained and delivered
                    ------------------
        to Purchaser all Required Seller Approvals and Purchaser shall have obtained all Required Purchaser Approvals without the imposition of any conditions that are or would become applicable to any of the Purchased Assets, the Business or Purchaser (or any Affiliate or Associate of Purchaser) after the Closing that would be materially burdensome on any such Purchased Assets, the Business or on Purchaser (or any Affiliate or Associate of Purchaser) or its businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses would be reasonably expected to be conducted after the Closing Date. All Required Seller Approvals and Required Purchaser Approvals shall be in effect as of the Closing Date.

                (c) No Violation. The transactions contemplated by this
                    ------------
        Agreement and the other Acquisition Documents and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or Proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person having jurisdiction with respect to such matter challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that would be materially burdensome on the Purchased Assets, the Business or the Assumed Liabilities or on Purchaser (or any Affiliate or Associate of Purchaser) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. Unless waived by Purchaser, Seller shall have complied with all applicable "bulk sales" laws in respect of the transactions contemplated by this Agreement.

                (d) Acceptance of Employment with Purchaser by Designated
                    -----------------------------------------------------
        Employees of Seller. No Transferred Employee shall have indicated any
        -------------------
        intent to withdraw his or her acceptance of his or her offer of employment with Purchaser.

                (e) Acquisition Documents. Seller shall have executed and
                    ---------------------
        delivered to Purchaser all Acquisition Documents to which Seller is a party.

                (f) Opinion of Counsel. Purchaser shall have received an opinion
                    ------------------
        of counsel from Wilson Sonsini Goodrich & Rosati P.C., counsel to Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit A.

                (g) Release of Liens. Seller shall have obtained the release of
                    ----------------
        all Liens on the Purchased Assets and shall have delivered to Purchaser all termination statements or other documentation evidencing such releases.

                (h) Secretary's Certificate. Seller shall have delivered to
                    -----------------------
        Purchaser a certificate of its Secretary or Assistant Secretary certifying (a) attached copies of the Certificate of Incorporation and Bylaws of Seller, (b) attached copies of the resolutions of the board of directors of Seller relating to this Agreement, the Acquisition Documents and the transactions contemplated hereby and thereby, and (c) the signatures and titles of the officers of Seller who have executed this Agreement and each Exhibit, Schedule and other document delivered at or prior to the Closing.

        8.2 Conditions to Obligations of Seller. The obligations of Seller to
            -----------------------------------
consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

                (a) Performance by Purchaser. (A) Purchaser shall have performed
                    ------------------------
        and satisfied its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (B) each of the representations and warranties of Purchaser contained herein or in any of the other Acquisition Documents and in any Schedules or Exhibits hereto or thereto shall be true and correct and contain no misstatement or omission that would make any such representation or warranty misleading and (C) Seller shall have received a certificate signed by a duly authorized executive officer of Purchaser to the foregoing effect and to the effect that the conditions specified within this Section 8.2(a) have been satisfied.

                (b) No Violation. The transactions contemplated by this
                    ------------
        Agreement and the other Acquisition Documents and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or Proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to materially restrict, prohibit or condition the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that would be materially burdensome on Seller (or any Affiliate or Associate of Seller) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would reasonably be expected to be conducted after the Closing Date.

                (c) Acquisition Documents. Purchaser shall have executed and
                    ---------------------
        delivered to Seller all Acquisition Documents to which Purchaser is a party.

                                   ARTICLE IX

                                 INDEMNIFICATION

        9.1 Agreement to Indemnify.
            ----------------------

                (a) Purchaser Indemnitees. Purchaser and its Affiliates and
                    ---------------------
        Associates and each representative and agent of all of the foregoing (collectively, the "Purchaser Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Seller with respect to any and all Damages incurred by any Purchaser Indemnitee resulting from, arising out of or relating to: (1) an inaccuracy or misrepresentation in any of the representations, warranties, covenants and agreements in this Agreement or any other Acquisition Document by Seller, (2) any breach of any covenant or agreement made in this Agreement or any other Acquisition Document by Seller (including any Exhibits and Schedules hereto and thereto); (3) the conduct of the Business or the operation, use or other exploitation of the Purchased Assets prior to the Closing; and (4) any Excluded Asset or Excluded Liability.

                (b) Seller Indemnitees. Seller and its Affiliates and
                    ------------------
        Associates, and each representative and agent of all of the foregoing (collectively, the "Seller Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Purchaser, in respect of any and all Damages incurred by Seller Indemnitee resulting from, arising out of or relating to: (1) any inaccuracy or misrepresentation in the representations, warranties, covenants and agreements made in this Agreement or in any other Acquisition Document by Purchaser; (2) any breach of any covenant or agreement made in this Agreement or any other Acquisition Document (including any Exhibits and Schedules hereto and thereto) by Purchaser; (3) the operation, use or other exploitation of the Purchased Assets after the Closing; and (4) any Assumed Liability.

                (c) Equitable Relief. Nothing set forth in this Article IX shall
                    ----------------
        be deemed to prohibit or limit any Purchaser Indemnitee's or Seller Indemnitee's right at any time on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform or comply with any covenant or agreement contained herein.

                (d) Notwithstanding anything to the contrary herein, (i) Purchaser shall not be entitled to indemnification under Section 9.1(a)(4) to the extent its Damages relate to Purchaser's exercise of the licenses granted to Purchaser by Seller in the License Agreement and
        (ii) Seller shall not be entitled to indemnification under Section 9.1(b)(3) or 9.1(b)(4) to the extent its Damages relate to Seller's exercise of the licenses granted to Seller by Purchaser in the License Agreement.

        9.2 Survival; Limits on Indemnification.
            -----------------------------------

                (a) The parties agree that, regardless of any investigation made by the parties, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on the date that is eighteen (18) months after the Closing Date; provided, however, that
                                                        --------  -------
        (x) Seller's representations and warranties relating to Tax matters and title to the Purchased Assets shall survive until the expiration of the applicable statutes of limitations with respect thereto, (y) Seller's representation and warranty set forth in

        Section 3.25 (the "Photonetics Warranty") shall survive until the earliest of (i) the sixth anniversary of the Closing Date, (ii) such time as the patent is held invalid or unenforceable or (iii) Seller obtains and extends to Purchaser a fully paid-up license and release and
        (z) the matters set forth in Sections 9.1(a)(4) and 9.1(b)(3) and (4) shall survive indefinitely.

                (b) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify the Purchaser Indemnitees and Purchaser shall not be obligated to indemnify the Seller Indemnitees unless in each case the aggregate of all Purchaser's Damages or Seller's Damages, respectively, exceeds $500,000 (the "Indemnification Threshold"), in which case the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall be entitled to recover all of their Damages, including the amount equal to the Indemnification Threshold; provided, however, that the maximum aggregate Liability of
                   --------  -------
        either Seller and Purchaser hereunder shall not exceed $5,000,000 (the "Indemnification Cap"); provided, further, that (x) indemnification by
                                --------  -------
        Seller for Damages related to Excluded Assets or Excluded Liabilities or claims related to fraud and (y) indemnification by Purchaser for Damages related to (1) Assumed Liabilities, (2) the operation, use or other exploitation of the Purchased Assets after the Closing or (3) claims related to fraud shall not be subject to the Indemnification Threshold or the Indemnification Cap; and provided, further, that all claims for
                                        --------  -------
        Damages resulting from, arising out of or relating to a breach by Seller of Photonetics Warranty shall not be subject to the Indemnification Cap, but shall be subject to the limitations set forth in Section 9.6. Notwithstanding anything to the contrary herein, for the purposes only of the following claims (collectively, the "Uncapped Claims"), the definition of "Damages" shall exclude consequential damages: (x) claims against Seller for Damages related to Excluded Assets or Excluded Liabilities or claims related to fraud; and (y) claims against Purchaser for Damages related to (1) Assumed Liabilities, (2) the operation, use or other exploitation of the Purchased Assets after the Closing or (3) claims related to fraud. In addition, for the purposes only of the Uncapped Claims, once the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, have been indemnified for Damages in an amount equal to the Indemnification Cap, the definition of "Damages" with respect to Uncapped Claims against Seller or Purchaser, as the case may be, in excess of the Indemnification Cap shall not include interest on cash disbursements.

        9.3. Escrow. To provide a fund against which a Purchaser Indemnitee may
             ------
assert claims of indemnification under this Article IX, the Escrow Amount shall be withheld and deposited into escrow pursuant to the Escrow Agreement in accordance with Section 2.6. The Escrow Amount and interest and other earnings payable thereon, shall be held and distributed in accordance with the Escrow Agreement.

        9.4 Claims for Indemnification. If any Indemnitee wishes to make a
            --------------------------
claim for indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by Section 9.2(a), shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) Business Days following its receipt of such notice either to (a) acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) Business Day period, such Indemnitee shall, subject to the provisions of this Article IX, be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim, subject to the limitations set forth in Sections 9.1, 9.2 and 9.6. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following delivery of such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to dispute resolution pursuant to Section 10.11.

        9.5 Defense of Claims. In connection with any claim that may give rise
            -----------------
to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may but shall not be obligated to (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding jointly acknowledge to the Indemnitee the Indemnitee's right to indemnity pursuant hereto to the extent provided herein (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provide assurances, satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim to the extent provided herein if such claim or Proceeding is decided adversely. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.5, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Party shall, subject
                 --------  -------
to the provisions of Section 9.1, pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided further, that the Indemnifying Party shall not be authorized to
-------- -------
encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided
                                                                 --------
further, that a condition to any such settlement shall be a complete release of
-------
such Indemnitee and its Affiliates, directors, officers, employees and agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, directors, officers, employees and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.5. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.5, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate. If any Indemnifying Party seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, such Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner. Notwithstanding the above, if a claim or Proceeding involves injunctive relief affecting the business operations of Purchaser or relates to the Intellectual Property Rights included in the Purchased Assets, Purchaser shall have the right to control the defense of the claim or Proceeding, and the reasonable fees and expenses of counsel to Purchaser and other reasonable out-of-pocket expenses of Purchaser shall be "Damages" for purposes of a this Article IX, to the extent such claim or Proceeding is ultimately determined to be an indemnifiable claim.

        9.6 Photonetics Warranty. The maximum aggregate Liability of Seller
            --------------------
hereunder for Damages resulting from, arising out of or relating to a breach by Seller of the Photonetics Warranty shall not exceed $7,000,000 less any amount actually paid to Purchaser from the Escrow Amount. In the event that Damages arising from claims related to the patent described in the Photonetics Warranty are attributable in part to products, or accused elements thereof, whose manufacture, use or sale do not include or embody any portion of the Purchased Assets, such Damages shall be reduced by the relative contribution of those other products or accused elements thereof. In the event that Damages related to such breach are attributable in part to features or elements included or embodied in the Purchased Assets, but where such features or elements were present in Intel products before the Closing Date, such Damages shall be reduced by the relative contribution of those Intel features or elements.


                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 Notices. All notices and other communications pursuant to this
             -------
Agreement shall be in writing and shall be deemed given if delivered personally, faxed, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of fax, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (D) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:

                           if to Purchaser, to:

                           Intel Corporation
                           2200 Mission College Boulevard
                           Santa Clara, California 95052
                           Fax: (408) 765-7056
                           Attention:  General Counsel
                           and

                           Intel Corporation
                           2200 Mission College Boulevard
                           Santa Clara, California 95052
                           Fax: (408) 653-4978
                           Attention:  Treasurer

                           with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           One Montgomery Street
                           San Francisco, California  94104
                           Attention:  Peter Heilmann, Esq.
                           Telephone:  (415) 393-8200
                           Fax:  (415) 393-8306

                           if to Seller, to:

                           New Focus, Inc.
                           5125 Hellyer Avenue, Suite 100
                           San Jose, California 95138
                           Fax: (408) 284-4822
                           Attention:    William L. Potts, Jr.
                                         Chief Financial Officer

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati P.C.
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Alisande M. Rozynko, Esq.
                           Telephone:  (650) 493-9300
                           Fax:  (650) 493-6811

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

        10.2 Amendments; Waivers; Cumulative Remedies.
             ----------------------------------------

                (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

                (b) No waiver by a party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided under Applicable Law.

        10.3 Expenses. All costs and expenses incurred in connection with this
             --------
Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

        10.4 Successors and Assigns. This Agreement shall be binding upon and
             ----------------------
inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld, except that Purchaser may assign this Agreement to any of its wholly-owned Subsidiaries without consent of Seller. No such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        10.5 Governing Law. This Agreement shall be construed in accordance with
             -------------
and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

        10.6 Counterparts; Effectiveness. This Agreement may be signed in any
             ---------------------------
number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        10.7 Entire Agreement. This Agreement (including the Schedules and
             ----------------
Exhibits referred to herein, which are hereby incorporated by reference), the other Acquisition Documents and the CNDA constitute the entire agreement between and among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        10.8 Captions. The captions herein are included for convenience of
             --------
reference only and shall be ignored in the construction or interpretation hereof. All references to an Article, Section, Exhibit or Schedule are references to an Article, Section, Exhibit or Schedule of this Agreement, unless otherwise specified, and include all subparts thereof.

        10.9 Severability. If any provision of this Agreement, or the
             ------------
application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

        10.10 Construction. The parties hereto intend that each representation,
              ------------
warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

        10.11 Dispute Resolution.
              ------------------

                (a) All disputes arising directly under the express terms of this Agreement shall be resolved as follows: The senior management of all parties to the dispute shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by such senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party may begin litigation Proceedings.

                (b) Notwithstanding the provisions of Section 10.11(a) above, each party shall have the right, without the requirement of first seeking a remedy through mediation or arbitration, to seek preliminary injunctive or other equitable relief in any proper court in the event that such party determines that eventual redress through mediation or arbitration will not provide a sufficient remedy for any violation of this Agreement by any other party.

                (c) In the event a Proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs in an amount to be fixed by the court or arbitrator, as applicable.

        10.12 Submission to Jurisdiction; Waiver of Jury Trial.
              ------------------------------------------------

                (a) The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.12 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

        10.13 Meaning of Include and Including. Whenever in this Agreement the
              --------------------------------
word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

        10.14 Third Party Beneficiaries. Other than Indemnitees under Article IX
              -------------------------
who are not parties to this Agreement, no provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any Affiliate or Associate thereof (including any beneficiary or dependent thereof).

              THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

        IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         PURCHASER:

                                         INTEL CORPORATION,
                                         a Delaware corporation

                                         By:   /s/ ARVIND SODHANI
                                             -----------------------------------
                                         Name: Arvind Sodhani
                                         Title: Vice President and Treasurer

                                         SELLER:

                                         NEW FOCUS, INC.
                                         a Delaware corporation

                                         By:   /s/ WILLIAM L. POTTS, JR.
                                             -----------------------------------
                                         Name: William L. Potts, Jr.
                                         Title: Chief Financial Officer







         [Signature Page to Intel/New Focus Asset Purchase Agreement]

                                    EXHIBITS
                                    --------

Exhibit A               Form of Opinion Delivered by Counsel to Seller


                                    SCHEDULES
                                    ---------

Schedule 1.1(a)         Designated Employees
Schedule 2.1(a)         Tangible Personal Property
Schedule 2.1(b)         Intellectual Property Rights
Schedule 2.1(c)         Inventory
Schedule 2.1(d)         Design Tools
Schedule 2.1(f)         Assumed Contracts
Schedule 2.1(g)         Permits
Schedule 2.1(h)         Prepaids
Schedule 2.2(a)         Excluded Tangible Personal Property
Schedule 2.2(f)         Excluded Patents
Schedule 2.2(i)         Excluded Licensed Software
Schedule 3.3            Required Seller Approvals
Schedule 3.4            Non-Contravention Exceptions
Schedule 3.5            Liabilities of Seller
Schedule 3.6            Absence of Certain Changes
Schedule 3.7(a)         Owned Tangible Personal Property
Schedule 3.7(b)         Personal Property Leases
Schedule 3.7(c)         Tangible Personal Property Exceptions
Schedule 3.7(d)         Hazardous Materials
Schedule 3.8            Litigation
Schedule 3.9(a)         Material Contracts
Schedule 3.9(c)         Material Suppliers
Schedule 3.10           Permits
Schedule 3.12(a)        Employees
Schedule 3.12(b)        Benefit Arrangements and Employee Benefit Plans
Schedule 3.13           Labor and Employment Matters
Schedule 3.14(b)        Marks
Schedule 3.14(c)(i)     Patents
Schedule 3.14(c)(ii)    Patents Exceptions
Schedule 3.14(d)        Copyrights/Maskworks
Schedule 3.14(e)        Trade Secrets
Schedule 3.14(f)        Software
Schedule 3.14(g)        Documentation
Schedule 3.14(j)        Ownership
Schedule 3.14(k)        Infringement
Schedule 3.14(l)        Employee Confidentiality
Schedule 3.16           Tax Matters
Schedule 3.17           Sufficiency of Purchased Assets
Schedule 3.18           Supplier and Foundry Relationships
Schedule 3.19           Customers
Schedule 7.4            Allocation of Purchase Price